2024 OFFICER FORM Exhibit 10.1

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (Agreement) is effective on , by and between (hereinafter “Employee”) and Petco Animal Supplies Stores, Inc. (hereinafter “Company”). In consideration of the mutual promises made herein, the Company and Employee agree as follows.

1.
Purpose of Retention Bonus. Employee is being offered a Retention Bonus in order to encourage Employee to remain actively employed with the Company through . The Retention Bonus is an Incentive Bonus awarded under the Company’s 2021 Equity Incentive Plan (as amended, the “2021 Plan”). The “Retention Period” shall begin on and shall end on . This Agreement shall not modify the duration of the Employee’s employment with the Company, and the Employee remains an employee-at-will during the entire time of employment with the Company.
2.
Retention Bonus Amount. The Company shall pay to Employee a total amount of $ , less applicable state and federal taxes and withholdings, as a Retention Bonus if Employee remains actively employed during the entire Retention Period and complies with all other conditions stated in this Agreement and otherwise meets all conditions precedent to earn the Retention Bonus. The Retention Bonus shall be subject to standard withholdings.
3.
Conditions Required To Earn Retention Bonus Payment. In addition to remaining actively employed during the Retention Period, Employee also must comply with the following conditions to receive a Retention Bonus Payment:
(a)
Resignation and Termination for Cause. Employee shall not resign Employee’s employment prior to the end of the Retention Period, nor shall Employee commit any action that results in a performance problem or violation of Company policy, which leads to termination for cause. The term “cause” is defined for purposes of this Agreement to include any act of dishonesty or disloyalty, fraud, conviction of a felony or conviction of a misdemeanor involving moral turpitude, violation of a policy of the Company, and/or willful or negligent misconduct in the performance of Employee’s job duties. Employee shall retain and not be required to repay any previous Installment Payments that were already made.
(b)
Compliance with Applicable Laws. Employee shall at all times comply with laws (whether domestic or foreign) applicable to Employee’s actions on behalf of the Company; and
(c)
Confidentiality. Employee agrees that this Agreement is confidential and agrees not to disclose any information regarding the terms and conditions of this Agreement, except to his immediate family (or trusts for his or their benefit) and any tax, legal or other counsel he has consulted regarding the meaning or effect hereof or as required by law, and he will instruct each of the foregoing not to disclose the same to anyone.

4.
Payment of Retention Bonus: If Employee is employed through the Retention Period, the Retention Bonus will be paid out in accordance with the following payment schedule:
(a)
First Payment Installment: The installment period begins on and ends on . Company shall pay Employee $ , less applicable state and federal taxes and withholdings, on or before the second pay period following ; and
(b)
Second Payment Installment: The installment period begins on and ends on . Company shall pay Employee $ , less applicable state and federal taxes and withholdings, on or before the second pay period following .
(c)
Third Payment Installment: The installment period begins on , and ends on . Company shall pay Employee $ , less applicable state and federal taxes and withholdings, on or before the second pay period following .

5.
Forfeiture of Retention Bonus. Employee agrees that in the event Employee does not earn the Retention Bonus, in full or in part, because Employee did not fulfill the obligations set forth above in Section 3, then Employee agrees to either forfeit future Installment Payments:
(a)
Resignation: If the Retention Bonus is not earned because Employee resigns employment prior to the end of the Retention Period, Employee agrees to forfeit any future unpaid Installment Payments as set forth in Section 4 above. Employee shall retain and not be required to repay any previous Installment Payments that were already made.
(b)
Termination for Cause: If the Retention Bonus is not earned because Employee is terminated for cause, Employee agrees to forfeit any future unpaid Installment Payments as set forth in Section 4 above. Employee shall retain and not be required to repay any previous Installment Payments that were already made.
(c)
Leave of Absence, Breach of Confidentiality: If the Retention Bonus is not earned due to breach of Confidentiality or because Employee takes a prolonged leave of absence longer than 12 weeks, Employee agrees to forfeit any future unpaid Installment Payments as set forth in Section 4 above. Employee shall retain and not be required to repay any previous Installment Payments that were already made.
(d)
Death, Disability, or Termination Without Cause: If the Retention Bonus is not earned because Employee dies, becomes permanently disabled and unable to work, or is terminated without cause, Employee shall be entitled to receive the prorated portion of the existing Installment Payment at the time of death, disability, or termination (measured by elapsed days in the installment period divided by the total days in the installment period). Employee shall retain and not be required to repay any previous Installment Payments that were already made. Employee shall forfeit any Installment Payments for installment periods that have not yet started.
6.
Miscellaneous.
(a)
This Agreement constitutes the entire agreement of the parties with regard to the Retention Bonus. Any modification of this Agreement will be effective only if it is in writing and signed by both the Company and Employee;
(b)
The provisions of this Agreement shall not supersede or modify the provisions of any employment agreement, confidentiality agreement, or relationship between Employee and the Company. This Agreement does not supersede, replace or limit the rights and obligations of the Company and Employee with respect to such matters imposed by law or other agreements;
(c)
The headings in this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement; and
(d)
Should any provision of this Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.
7.
Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to principles of conflicts of law.

IT IS SO AGREED.

DATED: ____________ ____________________________

Petco Animal Supplies Stores, Inc.

DATED: ____________ ____________________________